      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000


                                                      REGISTRATION NO. 333-31754
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  EXULT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      8742                                     33-0831076
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                  CLASSIFICATION NUMBER)                        IDENTIFICATION NO.)

                            4 PARK PLAZA, SUITE 1000
                            IRVINE, CALIFORNIA 92614
                                 (949) 250-8002
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                BRIAN W. COPPLE
                                VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                  EXULT, INC.
                            4 PARK PLAZA, SUITE 1000
                            IRVINE, CALIFORNIA 92614
                                 (949) 250-8002
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               Bruce R. Hallett, Esq.                             Edward Sonnenschein, Jr., Esq.
               Ellen S. Bancroft, Esq.                                Mark E. Brubaker, Esq.
               Elizabeth T. Hall, Esq.                                   Latham & Watkins
                Christine P. Le, Esq.                             633 W. Fifth Street, Suite 4000
           Brobeck, Phleger & Harrison LLP                             Los Angeles, CA 90071
                 38 Technology Drive                                      (213) 891-8100
              Irvine, California 92618
                   (949) 790-6300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. All of the expenses below will be paid by us.

                            ITEM
                            ----
SEC Registration fee........................................  $   40,986
NASD filing fee.............................................      16,025
Nasdaq National Market listing fee..........................      95,000
Blue sky fees and expenses..................................      10,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     300,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous...............................................     127,989
                                                              ----------
  Total.....................................................  $1,300,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.4 to this registration statement) require us to indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our certificate of incorporation (Exhibit 3.2 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Exult or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request. We intend to obtain directors' and officers' liability insurance in connection with this offering.

     The purchase agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of all sales of our securities since our formation in October 1998. None of these sales was registered under the Securities Act of 1933, as amended.

          (1) On November 11, 1998, we issued 9,000 shares of common stock to GAP Coinvestment Partners, L.P. for $1.

          (2) On November 25, 1998, we sold an aggregate of 25,000 shares of Series A Preferred Stock to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners, L.P. for an aggregate purchase price of $1,000,000. Each share of Series A Preferred Stock will be converted into 900 shares of common stock upon the closing of this offering, giving effect to our stock splits effective April 26, 1999 and February 9, 2000.

          (3) On April 1, 1999, we sold 8,856,000 shares of common stock to James C. Madden for $39,360.

          (4) On April 27, 1999, we sold an aggregate of 1,696,369 shares of Series B Preferred Stock to General Atlantic Partners 54, L.P., GAP Coinvestment Partners II, L.P. and Brobeck, Phleger & Harrison LLP for an aggregate purchase price of $9,194,319. Each share of Series B Preferred Stock will convert into five shares of common stock upon the closing of this offering, giving effect to our stock split effective February 9, 2000.

          (5) On June 6, 1999, we sold 306,750 shares of common stock to Ramsey Beirne Investment Pool II, Inc. for $100,001 in cash and services valued at $100,000.

          (6) On September 22, 1999, we issued a warrant to McKinsey & Company, Inc. to purchase 691,880 shares of common stock at an exercise price of $1.084 per share and a warrant to purchase 182,390 shares of common stock at an exercise price of $2.056 per share.

          (7) On September 22, 1999, we issued a warrant to SpencerStuart to purchase 47,770 shares of common stock at an exercise price of $1.57 per share. We also issued another warrant to BridgeGate, LLC to purchase 46,155 shares of common stock at an exercise price of $0.65 per share.

          (8) On October 22, 1999, we sold an aggregate of 1,478,600 shares of Series C Preferred Stock to GAP Coinvestment Partners II, L.P., General Atlantic Partners 57, L.P., Brobeck, Phleger & Harrison LLP and Bruce R. Hallet for an aggregate purchase price of $15,200,000. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering, giving effect to our stock split effective February 9, 2000.

          (9) On November 12, 1999, we sold an aggregate of 58,364 shares of Series C Preferred Stock to William Pade and New Millennium Capital Partners, LLC for an aggregate purchase price of $599,982. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.

          (10) On December 7, 1999, we issued a warrant to BP International Limited to purchase 3,339,220 shares of common stock at an exercise price of $1.57 per share.

          (11) On December 7, 1999, we issued a warrant to BP International Limited to purchase 667,844 shares of Series C Preferred Stock at an initial exercise price of $10.28 per share increasing daily at an annual rate of 12%, compounded daily, following the date of issuance of the warrant. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering. BP Amoco exercised these warrants and the warrants referred to in item 10 above effective on April 28, 2000 for an aggregate exercise price of $12,435,255.

          (12) On December 23, 1999, we sold an aggregate of 2,932,879 shares of Series C Preferred Stock to General Atlantic Partners 60, L.P., GAP Coinvestment Partners II, L.P. and JRO Consulting, Inc. for an aggregate purchase price of $30,149,995. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.

          (13) On February 7, 2000, we sold 385,805 shares of Series C Preferred Stock to BP International Limited for $3,966,075. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.

          (14) On February 10, 2000, we sold an aggregate of 6,885,480 shares of Series D Preferred Stock to 12 accredited investors for an aggregate purchase price of approximately $60,000,000. Each share of Series D Preferred Stock will be converted into one share of common stock upon the closing of this offering.

          (15) On April 15, 2000, we sold 46,155 shares of common stock to Bridge LLC for an aggregate purchase price of $30,000 upon exercise of a warrant.

          (16) Since August 1999, we issued an aggregate of 310,180 shares of common stock to J. Michael Spence, JRO Consulting, Inc., Douglas Shurtleff and Scott Figge for an aggregate purchase price of $221,662.30 upon the exercise of stock options.

          (17) Since May 1999, we have granted stock options to purchase an aggregate of 9,597,165 shares of common stock under individual stock option agreements and the 1999 Stock Option/Stock Issuance Plan to eligible officers, directors, consultants and employees as described in the prospectus.

          (18) Since November 1999, we have granted stock options to purchase an aggregate of 3,065,995 shares of common stock under individual stock option agreements and the 1999 Special Executive Option Plan to eligible officers and other highly compensated employees as described in the prospectus.

     The offer and sale of securities in the above transactions did not involve any public offering and were exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are attached hereto and incorporated herein by reference.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1**     Form of Purchase Agreement.
 2.1**     Asset Purchase Agreement by and among Exult, Inc., Gunn
           Partners Inc., the shareholders of Gunn Partners, Inc. and
           Michael Gibson dated as of November 22, 1999.
 2.2**     Asset Purchase Agreement dated as of December 20, 1999 among
           Pactiv Corporation, Pactiv Business Services, Inc. and
           Exult, Inc.
 3.1.1**   Third Amended and Restated Certificate of Incorporation of
           Exult, Inc.
 3.1.2**   Certificate of Amendment of Third Amended and Restated
           Certificate of Incorporation of Exult, Inc.
 3.1.3**   Form of Fourth Amended and Restated Certificate of
           Incorporation of Exult, Inc.
 3.2**     Amended and Restated Bylaws of Exult, Inc.
 4.1       See Exhibits 3.1 and 3.2 for provisions of the Exult, Inc.'s
           Certificate of Incorporation and Bylaws defining the rights of holders of Exult, Inc.'s common stock.
 4.2**     Specimen common stock certificate.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 5.1**     Form of Opinion of Brobeck, Phleger and Harrison LLP.
10.1.1**   Registrant's 1999 Stock Option/Stock Issuance Plan.
10.1.2**   Form of Notice of Grant of Stock Option.
10.1.3**   Form of Stock Option Agreement.
10.1.4**   Form of Addendum to Stock Option Agreement.
10.1.5**   Form of Stock Purchase Agreement.
10.1.6**   Form of Addendum to Stock Purchase Agreement.
10.1.7**   Form of Stock Issuance Agreement.
10.1.8**   Form of Addendum to Stock Issuance Agreement.
10.2.1**   Registrant's 1999 Special Executive Stock Option/Stock
           Issuance Plan.
10.2.2**   Form of Notice of Grant of Stock Option.
10.2.3**   Form of Stock Option Agreement.
10.2.4**   Form of Addendum to Stock Option Agreement.
10.2.5**   Form of Stock Purchase Agreement.
10.2.6**   Form of Addendum to Stock Purchase Agreement.
10.2.7**   Form of Stock Issuance Agreement.
10.2.8**   Form of Addendum to Stock Issuance Agreement.
10.3**     Form of Directors' and Officers' Indemnification Agreement.
10.4**     Founder Stock Purchase Agreement by and among BPO-US, Inc.,
           James Madden and General Atlantic Partners, LLC dated April
           1, 1999.
10.5.1**   Amended and Restated Registration Rights Agreement among
           Exult, Inc. and the Stockholders identified therein dated
           December 23, 1999.
10.5.2**   Amendment No. 1 to Amended and Restated Registration Rights
           Agreement among Exult and the Stockholders identified
           therein dated February 10, 2000.
10.6.1**   Office Space Lease between The Irvine Company and BPO-US,
           Inc. dated June 28, 1999.
10.6.2**   First Amendment to Office Space Lease between The Irvine
           Company and Exult, Inc. dated February 29, 2000.
10.7.1**   Lease Agreement Venture Technology Center VI Building, The
           Woodlands, Montgomery County, Texas between The Woodlands
           Corporation and Tenneco Business Services Inc. dated August
           15, 1995.
10.7.2**   Assignment and Assumption of Lease between Pactiv Business
           Services Inc. (formerly known as Tenneco Business Services
           Inc.) and Exult, Inc. dated January 1, 2000.
10.8+**    Framework Agreement dated December 7, 1999 by and between
           the Company and BP Amoco p.l.c.
10.9+**    US Country Agreement dated December 7, 1999 by and between the Company and BP America, Inc.
10.10+**   UK Country Agreement dated December 7, 1999 by and between
           Exult Limited and BP International Limited.
10.11.1**  Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and James C. Madden.
10.11.2**  Memorandum dated February 29, 2000 regarding compensation.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.12.1**  Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and Stephen M. Unterberger.
10.12.2**  Memorandum dated February 29, 2000 regarding compensation.
10.13**    Executive Employment Agreement dated August 25, 1999 by and between Exult, Inc. and Barbara A. Coull-Williams.
10.14**    Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and Scott J. Figge.
10.15**    Executive Employment Agreement dated August 25, 1999 by and between Exult, Inc. and Rebecca L. Work.
10.16**    Registrant's 2000 Employee Stock Purchase Plan.
10.17**    Lease among Scottish Mutual Assurance plc and Exult Limited and Exult, Inc.
10.18**    Registrant's 2000 Stock Incentive Plan.
10.19.1**  Executive Employment Agreement dated May 30, 2000 by and between Exult, Inc. and Kevin Campbell.
10.19.2**  Loan Agreement dated May 30, 2000 by and between Exult, Inc.
           and Kevin Campbell.
21.1**     Subsidiaries of Exult, Inc.
23.1**     Form of Consent of Brobeck, Phleger & Harrison LLP (Included
           in Exhibit 5.1 hereto).
23.2       Consent of Arthur Andersen LLP.
23.3**     Consent of Vitale, Caturano and Company, P.C.
24.1**     Power of Attorney (Included on signature pages hereto).
27.1**     Financial Data Schedule.


---------------
**  Previously filed.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Exult pursuant to the foregoing provisions, or otherwise, Exult has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Exult of expenses incurred or paid by a director, officer or controlling person of Exult in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Exult will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Exult pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Exult, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 2nd day of June, 2000.


                                          EXULT, INC.

                                          By: /s/   DOUGLAS SHURTLEFF
                                            ------------------------------------
                                            Executive Vice President, Treasurer
                                                             and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----
                          *                            Chief Executive Officer, President  June 2, 2000
-----------------------------------------------------      and Chairman of the Board
                 James C. Madden, V                      (principal executive officer)

              /s/ DOUGLAS L. SHURTLEFF                     Executive Vice President,       June 2, 2000
-----------------------------------------------------    Treasurer and Chief Financial
                Douglas L. Shurtleff                      Officer (principal financial
                                                                    officer)

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                  J. Michael Cline

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                  Steven A. Denning

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                  A. Michael Spence

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                   John R. Oltman

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                  Michael A. Miles

                          *                                         Director               June 2, 2000
-----------------------------------------------------
                    Mark Dzialga


*By:  /s/  DOUGLAS L. SHURTLEFF
      ------------------------------
           Douglas L. Shurtleff
            (Attorney-in-fact)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1**     Form of Purchase Agreement.
 2.1**     Asset Purchase Agreement by and among Exult, Inc., Gunn
           Partners Inc., the shareholders of Gunn Partners, Inc. and
           Michael Gibson dated as of November 22, 1999.
 2.2**     Asset Purchase Agreement dated as of December 20, 1999 among
           Pactiv Corporation, Pactiv Business Services, Inc. and
           Exult, Inc.
 3.1.1**   Third Amended and Restated Certificate of Incorporation of
           Exult, Inc.
 3.1.2**   Certificate of Amendment of Third Amended and Restated
           Certificate of Incorporation of Exult, Inc.
 3.1.3**   Form of Fourth Amended and Restated Certificate of
           Incorporation of Exult, Inc.
 3.2**     Amended and Restated Bylaws of Exult, Inc.
 4.1       See Exhibits 3.1 and 3.2 for provisions of the Exult, Inc.'s
           Certificate of Incorporation and Bylaws defining the rights of holders of Exult, Inc.'s common stock.
 4.2**     Specimen common stock certificate.
 5.1**     Form of Opinion of Brobeck, Phleger and Harrison LLP.
10.1.1**   Registrant's 1999 Stock Option/Stock Issuance Plan.
10.1.2**   Form of Notice of Grant of Stock Option.
10.1.3**   Form of Stock Option Agreement.
10.1.4**   Form of Addendum to Stock Option Agreement.
10.1.5**   Form of Stock Purchase Agreement.
10.1.6**   Form of Addendum to Stock Purchase Agreement.
10.1.7**   Form of Stock Issuance Agreement.
10.1.8**   Form of Addendum to Stock Issuance Agreement.
10.2.1**   Registrant's 1999 Special Executive Stock Option/Stock
           Issuance Plan.
10.2.2**   Form of Notice of Grant of Stock Option.
10.2.3**   Form of Stock Option Agreement.
10.2.4**   Form of Addendum to Stock Option Agreement.
10.2.5**   Form of Stock Purchase Agreement.
10.2.6**   Form of Addendum to Stock Purchase Agreement.
10.2.7**   Form of Stock Issuance Agreement.
10.2.8**   Form of Addendum to Stock Issuance Agreement.
10.3**     Form of Directors' and Officers' Indemnification Agreement.
10.4**     Founder Stock Purchase Agreement by and among BPO-US, Inc.,
           James Madden and General Atlantic Partners, LLC dated April
           1, 1999.
10.5.1**   Amended and Restated Registration Rights Agreement among
           Exult, Inc. and the Stockholders identified therein dated
           December 23, 1999.
10.5.2**   Amendment No. 1 to Amended and Restated Registration Rights
           Agreement among Exult and the Stockholders identified
           therein dated February 10, 2000.
10.6.1**   Office Space Lease between The Irvine Company and BPO-US,
           Inc. dated June 28, 1999.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.6.2**   First Amendment to Office Space Lease between The Irvine
           Company and Exult, Inc. dated February 29, 2000.
10.7.1**   Lease Agreement Venture Technology Center VI Building, The
           Woodlands, Montgomery County, Texas between The Woodlands
           Corporation and Tenneco Business Services Inc. dated August
           15, 1995.
10.7.2**   Assignment and Assumption of Lease between Pactiv Business
           Services Inc. (formerly known as Tenneco Business Services
           Inc.) and Exult, Inc. dated January 1, 2000.
10.8+**    Framework Agreement dated December 7, 1999 by and between
           the Company and BP Amoco p.l.c.
10.9+**    US Country Agreement dated December 7, 1999 by and between the Company and BP America, Inc.
10.10+**   UK Country Agreement dated December 7, 1999 by and between
           Exult Limited and BP International Limited.
10.11.1**  Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and James C. Madden.
10.11.2**  Memorandum dated February 29, 2000 regarding compensation.
10.12.1**  Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and Stephen M. Unterberger.
10.12.2**  Memorandum dated February 29, 2000 regarding compensation.
10.13**    Executive Employment Agreement dated August 25, 1999 by and between Exult, Inc. and Barbara A. Coull-Williams.
10.14**    Executive Employment Agreement dated October 1, 1999 by and between Exult, Inc. and Scott J. Figge.
10.15**    Executive Employment Agreement dated August 25, 1999 by and between Exult, Inc. and Rebecca L. Work.
10.16**    Registrant's 2000 Employee Stock Purchase Plan.
10.17**    Lease among Scottish Mutual Assurance plc and Exult Limited and Exult, Inc.
10.18**    Registrant's 2000 Stock Incentive Plan.
10.19.1**  Executive Employment Agreement dated May 30, 2000 by and between Exult, Inc. and Kevin Campbell.
10.19.2**  Loan Agreement dated May 30, 2000 by and between Exult, Inc.
           and Kevin Campbell.
21.1**     Subsidiaries of Exult, Inc.
23.1**     Form of Consent of Brobeck, Phleger & Harrison LLP (Included
           in Exhibit 5.1 hereto).
23.2       Consent of Arthur Andersen LLP.
23.3**     Consent of Vitale, Caturano and Company, P.C.
24.1**     Power of Attorney (Included on signature pages hereto).
27.1**     Financial Data Schedule.


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**  Previously filed.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.